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                                                                       EXHIBIT 5

                [Brown Raysman  Millstein Felder &  Steiner LLP]


Date June 4, 1999


Hanover Direct Inc.
1500 Harbor Blvd.
Weehawken, New Jersey 07087


Dear Ladies and Gentlemen:

         We refer to the Registration Statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), on behalf of Hanover Direct, Inc., a Delaware corporation (the "Company"), relating to an aggregate of 15,000 shares of the Company's Common Stock, $.66 2/3 par value (the "Common Stock,), issued under the Stock Option Agreement with Ralph Destino, Stock Option Agreement with Elizabeth Valk Long and Stock Option Agreement with Robert F. Wright (collectively the "Agreements").

         As counsel to the Company, we have examined such corporate records and other documents and such questions of law as we have deemed necessary or appropriate for the purposes of this opinion and, upon the basis of such examinations, advise you that in our opinion all necessary corporate proceedings by the Company have been duly taken to authorize the issuance of the Common Stock pursuant to the Agreements, and the shares of Common Stock being registered pursuant to the Registration Statement, when issued and paid for in accordance with the terms of the Agreements, will be duly authorized, validly issued, fully paid and non-assessable.

         We consent to the filing of this opinion as an exhibit to the Registration Statement. This consent is not to be construed as an admission that we are a person whose consent is required to be filed with the Registration Statement under the provisions of the Act.


                                    Very truly yours,


                                /s/ Brown Raysman Millstein Felder & Steiner LLP